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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


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                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  April 16, 1998



                           TOTAL RESEARCH CORPORATION
             (Exact name of registrant as specified in its charter)



          Delaware                    0-15692            22-2072212
(State or other jurisdiction        (Commission        (IRS Employer
   of incorporation)                File Number)     Identification No.)



       Princeton Corporate Center
       5 Independence Way, CN 5305
       Princeton, New Jersey                             08543
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code:  (609) 520-9100



                                 Not Applicable
          (Former name or former address, if changed since last report)


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ITEM 5.  Other Events.

On April 16, 1998, Total Research Corporation (the "Company") entered into a Stock Purchase Agreement with a representative of a group of investors (the "Investor Group") pursuant to which, among other things, the Investor Group will purchase from the Company 1,000,000 shares of the Company's Common Stock at a purchase price of $2.25 per share, and the Company will issue to the Investor Group an option, exercisable at any time within five years from the issuance thereof, to purchase an additional 250,000 shares of the Company's Common Stock at an exercise price of $2.25 per share.

In addition, the Stock Purchase Agreement provides for the election of representatives of the Investor Group to the Board of Directors of the Company, and the resignation of a number of current directors, so that the representatives of the Investor Group constitute a majority of the Board of Directors, or one-half of the members of the Board of Directors and a majority of the executive committee thereof. The Closing of the transactions contemplated by the Stock Purchase Agreement is subject to the satisfaction of certain conditions and the satisfactory completion of due diligence investigations by the Company and the Investor Group.

                                      * * *

On April 16, 1998, the Board of Directors of the Company elected Albert A. Angrisani, formerly the Vice Chairman of the Board of Directors, to be the Company's new President and Chief Executive Officer, effective immediately. Mr. Angrisani has held a seat on the Board of Directors of the Company since 1994.

Lorin Zissman, the former President and Chief Executive Officer of the Company, will continue as a director of the Company and the Chairman Emeritus of the Board of Directors.





                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          TOTAL RESEARCH CORPORATION



Date:  April 21, 1998                     By: /s/ Albert A. Angrisani
                                              ------------------------
                                              Albert A. Angrisani
                                              President and Chief Executive
                                              Officer



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